                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULED 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14 (a)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934

Filed by the Registrant                         [X]
Filed by a Party other than the Registrant      [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 AMERIPATH, INC.
            --------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                  Inapplicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rule 14a-6 (i) (1) and 0-11.
     (1)   Title of each class of securities to which transaction applies:
     (2)   Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)   Proposed maximum aggregate value of transaction:
     (5)   Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)   Amount Previously Paid:
     (2)   Form, Schedule or Registration No.:
     (3)   Filing Party:
     (4)   Date Filed:

                           --------------------------

                                   AmeriPath

                           --------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 8, 1998

To the Stockholders of AmeriPath, Inc.:

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of AmeriPath, Inc., a Delaware corporation (the "Company"), will be held at the Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida, at 11:00 a.m., local time, on May 8, 1998, for the following purposes:

                  (1) To elect two (2) members to the Company's Board of Directors to hold office until the 2001 Annual Meeting or until their successors are duly elected and qualified;

                  (2) To ratify the reappointment of Deloitte & Touche LLP as the Company's independent public accountants; and

                  (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on April 7, 1998 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                            By Order of the Board of Directors,



                                            Robert P. Wynn
                                            SECRETARY

Riviera Beach Florida
April 14, 1998

THIS IS AN IMPORTANT MEETING AND ALL STOCKHOLDERS ARE ENCOURAGED TO ATTEND THE MEETING IN PERSON. THOSE STOCKHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON AT THE MEETING.

                       1998 ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                                 AMERIPATH, INC.

                                 PROXY STATEMENT


                     TIME, DATE AND PLACE OF ANNUAL MEETING

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AmeriPath, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the 1998 Annual Meeting of Stockholders of the Company to be held at the Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida, at 11:00 a.m., local time, on May 8, 1998, and at any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting.

         The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent to stockholders is April 14, 1998. Stockholders should review the information provided herein in conjunction with the Company's Annual Report to Stockholders for the year ended December 31, 1997 (the "1997 Annual Report") which accompanies this Proxy Statement. The Company's principal executive offices are located at 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404, and its telephone number is (561) 845-1850.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in doing so.

                         PURPOSES OF THE ANNUAL MEETING

         At the Annual Meeting, the Company's stockholders will consider and vote upon the following matters:

                  (1) To elect two (2) members to the Company's Board of Directors to hold office until the 2001 Annual Meeting or until their successors are duly elected and qualified;

                  (2) To ratify the reappointment of Deloitte & Touche LLP as the Company's independent public accountants; and

                  (3) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below, and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a stockholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification(s) so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The Board of Directors has set the close of business on April 7, 1998 as the record date (the "Record Date") for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 19,737,382 shares of common stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to stockholders for approval at the Annual Meeting. Stockholders do not have the right to cumulate their votes for directors.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. As long as a quorum is present at the Annual Meeting, the nominees for director shall be elected by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of the proposal to ratify the reappointment of Deloitte & Touche, LLP as the Company's independent public accountants for 1998, and any other matter that may be submitted to a vote of the stockholders. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

         Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

         A broker or nominee holding shares registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annsual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                          BENEFICIAL SECURITY OWNERSHIP

         The following table sets forth, as of March 19, 1998, information with respect to the beneficial ownership of the Company's Common Stock by (i) the Company's Chief Executive Officer and each of the other "Named Executive Officers" (as defined below in "Executive Compensation--Summary Compensation Table"), (ii) each director of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each holder of five percent (5%) or more of the Company's outstanding shares of Common Stock. The Company is not aware of any beneficial owner of more than five percent of the outstanding shares of Common Stock other than as set forth in the following table.

                                                       AMOUNT AND NATURE
                                                         OF BENEFICIAL       PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                OWNERSHIP(2)   OUTSTANDING SHARES
---------------------------                            ----------------   ------------------
Summit (3) .........................................      4,940,776             25.0%
Schroder (4) .......................................        197,831              1.0
James C. New (5) ...................................        304,011              1.5
Alan Levin M.D. (6) ................................         86,125               *
Leslie B. Rosen M.D. (7) ...........................         79,999               *
Robert P. Wynn (8) .................................        107,200               *
Annette L. Bell (9) ................................          3,600               *
Gary Davis (10) ....................................             --              --
C. Timothy Kilpatrick M.D. (11) ....................         78,925               *
Thomas S. Roberts (3) ..............................      4,940,776             25.0
C. Arnold Renschler M.D .(12) ......................          2,000               *
E. Roe Stamps, IV (3) ..............................      4,940,776             25.0
Michael J. Demaray M.D. (13) .......................        504,619              2.6
All directors and executive officers as a group
(11 persons)(3)(5)(6)(11)(12) ......................      5,602,636             28.0


---------------

*    Less than one percent.

1. Unless otherwise indicated, the address of each of the beneficial owners identified is 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404.

2. Based on 19,737,382 shares of Common Stock outstanding on March 19, 1998. Pursuant to the rules of the Securities and Exchange Commission (the "Commission"), shares of the Common Stock which a person had the right to acquire within 60 days of March 19, 1998 pursuant to the exercise of stock options or the conversion of a convertible security are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

3. Includes 3,471,005, 32,985 and 1,436,786 shares of Common Stock held by Summit Ventures III, L.P., Summit Investors II, L.P. and Summit Subordinated Debt Fund, L.P., respectively, each of which is a limited partnership. Summit Partners III, L.P. is the general partner of Summit Ventures III, L.P. and Summit Partners SD, L.P. is the general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the general partner of Summit Partners III L.P. and Summit Partners SD, L.P. Thomas S. Roberts is a director of the Company and is a General Partner of Stamps, Woodsum & Co. III and Summit Investors II, L.P. E. Roe Stamps is a director of the Company and is Managing General Partner of Stamps, Woodsum & Co. III and Summit Investors II, L.P. Mr. Roberts and Mr. Stamps both disclaim beneficial ownership of the shares of the Common Stock. The address of each of the Summit entities (collectively "Summit") and Messrs. Roberts and Stamps is 600 Atlantic Avenue, Suite 2800, Boston, Massachusetts 02210-2227.

4. Includes 79,133, 94,958, and 23,740 shares of Common Stock held by Schroders Incorporated, Schroder Ventures, L.P., and Schroder Ventures U.S. Trust, respectively (collectively "Schroder"). The address of Schroders Incorporated and Schroder Ventures, L.P. is 787 Seventh Avenue, New York, New York 10019, and the address of Schroder Ventures U.S. Trust is c/o Schroder (Bermuda) Limited, 22 Church Street, P.O. Box 1368, Hamilton, HM-FX Bermuda.

5. Includes 144,004 shares subject to stock options which are presently exercisable or become exercisable within 60 days of the Record Date. Does not include 216,007 shares subject to presently unexercisable stock options.

6. Includes 7,200 shares which are presently exercisable or become exercisable within 60 days of the Record Date. Does not include 28,800 shares subject to presently unexercisable stock options.

7. Does not include 25,000 shares subject to presently unexercisable stock options.

8. Includes 107,200 shares subject to options which are presently exercisable or become exercisable within 60 days of the Record Date. Does not include 86,400 shares subject to presently unexercisable stock options.

9. Includes 3,600 shares subject to presently exercisable stock options. Does not include 24,400 shares subject to presently unexercisable stock options. As of December 31, 1997, Ms. Bell was no longer employed as an officer of the Company. Ms. Bell continues to serve as a consultant to the Company on sales and marketing related matters.

10. Does not include 7,000 shares subject to presently unexercisable stock options.

11. Includes 36,000 shares held in trust for the benefit of members of Dr. Kilpatrick's family. Dr. Kilpatrick disclaims beneficial ownership with respect to such shares.

12. Does not include 5,000 shares subject to presently unexercisable stock options.

13. As of June 1997, Dr. Demaray was no longer serving as an executive officer of the Company.

                         ELECTION OF DIRECTORS; NOMINEES

         The Company's Certificate of Incorporation provides that the number of directors constituting the Company's Board of Directors shall not be less than three nor more than 12, as determined in the manner provided by the Company's Bylaws. The Company's Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors and is currently fixed at six (6) directors.

         The Company's Certificate of Incorporation provides that the Board of Directors be divided into three (3) classes. Each class of directors serves staggered three (3) year terms or until their successors are elected and qualified.

         The current classes of the Board of Directors and their terms of office are as follows:

           CLASS        DIRECTOR                             Term Expiration
           -----        --------                             ---------------
           I            James C. New                               1998
           I            E. Roe Stamps, IV                          1998

           II           Thomas S. Roberts                          1999
           II           C. Timothy Kilpatrick, M.D.                1999

           III          Alan Levin, M.D.                           2000
           III          C. Arnold Renschler, M.D.                  2000

         The two directors in Class I, James C. New and E. Roe Stamps, IV have been nominated for re-election at the Annual Meeting. Each Class I director elected at the Annual Meeting will hold office until the annual meeting of shareholders to be held in 2001. The Company is considering expanding the size of its Board of Directors by adding additional directors who can add unique value and perspective to the Board. If added, such director shall serve until the annual meeting following his or her appointment to the Board.

         Proxies will be voted for Messrs. New and Stamps, absent contrary instructions. The Board of Directors has no reason to believe that the nominees will refuse or be unable to accept election; however, in the event that any nominee is unwilling or unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not specifically direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the Board of Directors.

                            MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company are as follows:

NAME                                                AGE             POSITION WITH COMPANY
----                                                ---             ---------------------
James C. New (1)(2).........................        52              President, Chief Executive Officer
                                                                    and Director

Alan Levin, M.D (1).........................        46              Chief Operating Officer and
                                                                    Director

Robert P. Wynn..............................        51              Executive Vice President, Chief
                                                                    Financial Officer and Secretary

Leslie B. Rosen, M.D........................        43              Vice President and Medical Director

Gary Davis..................................        34              Vice-President, Sales and Marketing

Stephen V. Fuller...........................        43              Vice President of Human Resources

Thomas S. Roberts (1)(2)(3).................        34              Chairman of the Board

C. Timothy Kilpatrick, M.D..................        41              Director and Managing Director of
                                                                    Derrick and Associates Pathology
                                                                    Group ("Derrick")

C. Arnold Renschler, M.D. (2)...............        56              Director

E. Roe Stamps, IV (3).......................        51              Director


(1) Member of Acquisition Committee.
(2) Member of Audit Committee.
(3) Member of Compensation Committee.

         JAMES C. NEW has been the President, Chief Executive Officer and a director of AmeriPath since February 1996. Prior to joining AmeriPath, Mr. New served as President and as a director of RehabClinics, Inc., one of the largest outpatient rehabilitation companies in the country, which he formed in 1991. RehabClinics completed its initial public offering in June 1992 and merged with NovaCare, Inc. in February 1994. Mr. New was President of NovaCare, Inc.'s Outpatient Division from 1994 to 1995. Prior to founding RehabClinics, Inc., he served as President of Greater Atlantic Health Service and Physicians Choice of Southeastern Pennsylvania, a start-up HMO. From 1993 through 1996, Mr. New was the Chairman of the Acquisition Committee of the Board of Directors of Pet Practice, Inc. From 1978 to 1985, Mr. New served in various executive positions at Textron, Inc. and Emerson Electric, Inc.

         ALAN LEVIN, M.D. has been Chief Operating Officer since September 1996. He became a director and a physician employed by a subsidiary of the Company (an "Affiliated Physician") in June 1996 after the Company acquired Derrick. Prior to that, he served on the Board of Directors of Derrick since 1987, as Treasurer from 1990 to 1994, and President from 1994 until the Company's acquisition of Derrick. Dr. Levin has 14 years experience as a pathologist and is board certified in anatomic and clinical pathology. He served as the medical director of the inpatient pathology laboratory at Columbia Medical Center, Port St. Lucie, Florida from 1983 until 1997, and presently is a member of that hospital's Board of Trustees. Since 1990, he has served as an advisor to Florida's State Agency for Healthcare Administration. Dr. Levin received his B.A. from Emory University and his M.D. from the University of Miami Medical School. He performed his medical oncology internship at Jackson Memorial Hospital and completed his anatomic and clinical pathology residency at Mount Sinai Medical Center in Miami Beach, Florida.

         ROBERT P. WYNN has served as the Executive Vice President, Chief Financial Officer and Secretary since February 1996. He served as Vice President and Chief Operating Officer of ALA from August 1993 to 1996. Mr. Wynn was Vice President and Chief Financial Officer of International Magnetic Imaging, Inc. ("IMI"), from May 1991 until August 1993. Prior to joining IMI, Mr. Wynn was an audit partner with Deloitte Haskins & Sells, certified public accountants, (predecessor to Deloitte & Touche LLP). Mr. Wynn has over 26 years of experience in finance and accounting. Mr. Wynn received his B.S. in Accounting from King's College in Pennsylvania.

         LESLIE B. ROSEN, M.D. has been a Vice President and the Medical Director of the Company since June 1997. He became an Affiliated Physician in June 1996 after the Company acquired Florida Pathology Associates ("FPA"). He has also been the Managing Director of FPA since September 1988. Prior to the sale of FPA to the Company, Dr. Rosen practiced pathology for over 14 years at various hospitals in South Florida. He also holds teaching positions at various Florida universities. Dr. Rosen is board certified in anatomic and clinical pathology as well as in dermatopathology. Dr. Rosen received his B.A. from Kenyon College and his M.D. from State University of New York Downstate. He completed his residency and fellowship at Mount Sinai Medical Center in Miami Beach, Florida.

         GARY DAVIS has been Vice President of Sales and Marketing since January 1998. He was previously the National Director of Field Sales for AmeriPath in 1997 and a Director of Sales and Marketing for ALA from 1990 to 1996. Mr. Davis has been employed by ALA in various areas of increasing responsibility since 1984. Mr. Davis received his Bachelor of Science in Communications from Trinity International University.

         STEPHEN V. FULLER has been Vice President of Human Resources since November 1996. From 1993 to 1996, he served as Vice President, Human Resources for Columbia Miami Heart Institute, a 315-bed full service hospital. From 1991 to 1993, Mr. Fuller served as Director, Human Resources for Delray Community Hospital, an acute care trauma hospital with over 200 beds and 1,400 employees. From 1990 to 1991, he served as Vice President, Human Resources for Hialeah Hospital, a 411-bed hospital with 1,250 employees. Mr. Fuller is a Certified Senior Professional in Human Resources with 18 years experience in healthcare human resources. He received his Bachelor of Science in Personnel Management and Industrial Relations from Auburn University and his Masters of Business Administration from Nova Southeastern University.

         THOMAS S. ROBERTS has been a director of the Company since February 1996 and was a director of ALA from 1994 to 1996. Mr. Roberts is a General Partner of Summit Investors II, L.P. and Stamps, Woodsum & Co. III, general partnerships, the latter of which is the general partner of Summit Partners III, L.P. and Summit Partners SD, L.P., which is the general partner of Summit Ventures III, L.P. and Summit Subordinated Debt Fund L.P., respectively. Mr. Roberts has been employed with Summit in various positions since 1989. Mr. Roberts is also a director of AMX Corporation and Intelligroup, Inc., as well as several privately held companies.

         C. TIMOTHY KILPATRICK, M.D. has been a director of the Company and an Affiliated Physician since June 1996 when the Company acquired Derrick. He has also been Managing Director of Derrick since October 1996. Dr. Kilpatrick was a stockholder and employee of Derrick since 1986. From 1995 until June 1996, Dr. Kilpatrick was Vice President of Derrick and from 1992 until June 1996, Chairman of its Strategic Planning Committee. He has 11 years experience as a pathologist and is board certified in anatomic and clinical pathology, as well as in dermatopathology. Dr. Kilpatrick received his B.S. from the University of Florida and his M.D. from the University of Florida, College of Medicine. He completed his residency in pathology at Bowman Gray School of Medicine.

         C. ARNOLD RENSCHLER, M.D. has been a director of the Company since April 1997. Since December 1997, he has been President and CEO of PharMerica, Inc. and a member of it Board of Directors. From June 1996 to November 1997, Dr. Renschler was President and Chief Executive Officer of Pharmacy Corporation of America, a division of Beverly Enterprises, Inc. From January 1990 to June 1996, he held various positions, including serving as a Director, President and Chief Operating Officer and Chief Clinical Officer at NovaCare, Inc. Dr. Renschler is certified in pediatric medicine. He received his B.A. from Walla Walla College and his M.D. from Loma Linda University School of Medicine. He completed his internal medicine residency at Georgetown University Hospital in Washington, D.C., and his pediatric residency at Stanford University in Palo Alto, California.

         E. ROE STAMPS, IV has been a director of the Company since the February 1996 and was a director of ALA from 1994 to 1996. Mr. Stamps has more than 22 years experience in venture capital investing and is the Managing General Partner of Stamps, Woodsum & Co. III and Summit Investors II, L.P. Mr. Stamps is currently a director of Pediatrix Medical Group, Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the Company's year ended December 31, 1997, the Company's Board of Directors held four formal meetings and took a number of other actions by written consent. During 1997, no director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

         The only committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Acquisition Committee.

         Messrs. New and Roberts and Dr. Renschler are the current members of the Audit Committee, which held one meeting during 1997. The duties and responsibilities of the Audit Committee include (a) recommending to the Board of Directors the appointment of the Company's independent public accountants and any termination of engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing the Company's significant accounting policies and internal controls, (d) having general responsibility for all related auditing matters, and (e) reporting its recommendations and findings to the full Board of Directors.

         Messrs. Roberts and Stamps are the current members of the Compensation Committee, which held two meetings during 1997 and took a number of other actions by written consent. The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers the Company's stock option plans.

         Messrs. New and Roberts and Dr. Levin are the current members of the Acquisition Committee which held three meetings during 1997 and took a number of other actions by written consent. The Acquisition Committee is authorized to review and approve acquisitions by the Company with a purchase price of up to $10 million. The Acquisition Committee reviews and recommends acquisitions of $10 million or more to the Board of Directors, for the Board's approval. The Small Acquisition Committee, of which Mr. New is the sole member, is authorized to review and approve acquisitions by the Company with a purchase price up to $3 million.

DIRECTOR COMPENSATION

         The Company pays each director who is not an employee a $1,000 fee for each meeting of the Board of Directors and $500 for each meeting of a committee of the Board of Directors for those meetings attended in person by such directors. In addition, each director who is not an employee of the Company is eligible to receive options to purchase shares of common stock in connection with his initial election to the Board of Directors and options to purchase additional shares for each year of service thereafter. The Company also reimburses all Directors for out-of-pocket expenses incurred in connection with the rendering of services as a director.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the aggregate compensation paid to the Company's Chief Executive Officer and certain of the Company's other executive officers whose total 1997 salary and bonus was $100,000 or more (the Chief Executive Officer and such other executive officers are sometimes referred to herein as the "Named Executive Officers") with respect to the years ended December 31, 1997 and December 31, 1996:

                                                                                                       LONG TERM
                                                                                                      COMPENSATION
                                                                                                      ------------
                                                                        ANNUAL COMPENSATION (1)          NUMBER
                                                                      --------------------------       OF OPTIONS
NAME AND PRINCIPAL POSITION                             YEAR          SALARY ($)       BONUS ($)         GRANTED
----------------------------                            ----          ----------       ---------      ------------
James C. New................................            1997           275,000          166,375
President and Chief Executive Officer                   1996           213,942          158,631               --
                                                                                                         360,011

Alan Levin, M.D (2).........................            1997           250,096           37,187
Chief Operating Officer                                 1996           112,732          100,000               --
                                                                                                          36,000

Robert P. Wynn..............................            1997           148,105          60,770                --
Executive Vice President, Chief Financial               1996           141,605          50,694                --
Officer and Secretary

Annette L. Bell(3)..........................            1997            93,941          46,500            10,000
Vice President of Sales                                 1996            64,153          56,559            18,000

Leslie B. Rosen, M.D........................            1997           400,000              --            25,000
Vice President                                          1996           400,000              --                --
And Medical Director

Michael J. Demaray, M.D.(4).................            1997           350,150              --                --
                                                        1996           349,820              --                --


          (1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such columns. The aggregate amount of perquisites and other personal benefits provided to each Named Officer is less than 10% of the total annual salary and bonus of such officer.

         (2) Dr. Levin became the Chief Operating Officer of the Company as of September 1996.

         (3) Bonus amounts paid to Ms. Bell include commissions. As of December 31, 1997, Ms. Bell was no longer employed as an officer of the Company. She continues to serve as a consultant to the Company on sales and marketing and related matters.

         (4) Until June 1997, Dr. Michael Demaray was employed as an Affiliated Physician with AmeriPath Florida and was also employed by AmeriPath as its Executive Vice President and Medical Director. In June 1997, Dr. Demaray resigned from his position with AmeriPath and continues to be employed as an Affiliated Physician with AmeriPath Florida.

OPTION GRANTS TABLE

The following table sets forth certain information regarding options granted to the Named Officers during the year ended December 31, 1997.

                                                                                              POTENTIAL REALIZABLE
                                                                                                      VALUE
                                                                                                 AT ASSUMED ANNUAL
                                NUMBER OF         PERCENT OF                                    RATES OF STOCK PRICE
                               SECURITIES       TOTAL OPTIONS      EXERCISE                        APPRECIATION
                               UNDERLYING         GRANTED TO        PRICE                        FOR OPTION TERM (2)
                                 OPTIONS         EMPLOYEES IN     PER SHARE     EXPIRATION    ----------------------
                                 GRANTED             YEAR            (1)           DATE           5%          10%
                               ----------        ------------     ---------     ----------     ---------     --------
Annette L. Bell............      10,000              3.3%           $10.00        7/30/07      $ 62,889     $159,374

Leslie B. Rosen, M.D......       25,000              8.2%           $10.00        9/5/07       $157,224     $398,436



----------------

          (1) All options were granted at exercise prices equal to or greater than the fair market value of the Common Stock on the date of the grant, and vest over five years with a ten year term

              (2) These assumed annual rates of appreciation were used in compliance with the rules of the Commission and are not intended to forecast future price appreciation of the Common Stock.

OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUE TABLE

The following table sets forth information regarding exercise of options during 1997 and the options held at December 31, 1997 by each of the Named Officers.

                                                                                                 VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED                IN-THE-MONEY
                                      NUMBER OF                  OPTIONS AT YEAR END (#)       OPTIONS AT 1997 YEAR-END
                                       OPTIONS       AMOUNT    ---------------------------   ---------------------------
              NAME                    EXERCISED     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                    ---------     --------   -----------   -------------   -----------   -------------
James C. New...................            --            --        72,002         288,009       $1,103,791    $4,415,178

Alan Levin, M.D................            --            --         7,200          28,800       $   50,400    $  201,600

Robert P. Wynn.................        22,400      $358,400       107,200          86,400       $1,703,408    $1,372,896

Annette L. Bell................            --            --         3,600          24,400       $   25,200    $  170,800

Leslie B. Rosen, M.D...........            --            --            --          25,000               --    $  175,000



---------------

         (1) The value of the options is based on the difference between the option exercise price of $1.67, $10.00, $1.11, $10.00 and $10.00 with respect to Mr. New, Dr. Levin, Mr. Wynn, Ms. Bell and Dr Rosen, respectively, and the Closing price of the Common Stock as of December 31, 1997 ($17.00) multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

         The Company entered into an employment agreement with Mr. New effective January 1, 1996. The agreement, as amended, provides that Mr. New will receive a base salary of $300,000 per year. Mr. New is eligible to receive an annual bonus equal to 50% of his base salary upon attaining mutually agreed upon objectives relating to the Company's performance. For the year ended December 31, 1997, the Compensation Committee of the Board of Directors determined that Mr. New exceeded the performance objectives of his employment agreement and awarded a bonus to Mr. New in excess of the percentages specified in such agreement. Upon termination of his employment by the Company for reasons other than disability, death or cause, Mr. New will receive his base salary and benefits for a period of 24 months. In connection with his employment, Mr. New purchased 216,007 shares of Common Stock of the Company from Summit and Schroder, and the Company granted him an option to purchase 360,011 shares of Common Stock.

         In February 1996, the Company assumed ALA's employment agreement with Mr. Wynn. The agreement, as amended, provides that Mr. Wynn shall receive a base salary of $148,000 per year and may receive a discretionary bonus based on his performance. For the year ended December 31, 1997, Mr. Wynn received a bonus equal to 41% of his base salary upon attaining mutually agreed upon objectives relating to the Company's performance. Upon termination of his employment without cause, Mr. Wynn shall receive his base salary for a period of 12 months.

         The Company entered into an employment agreement with Dr. Levin as an Affiliated Physician as of June 30, 1996 in connection with the acquisition of Derrick. Effective October 1, 1996, the Company entered into an additional agreement with Dr. Levin pursuant to which Dr. Levin became Chief Operating Officer of AmeriPath and amended his employment agreement with AmeriPath Florida, Inc., the Florida subsidiary of AmeriPath ("AmeriPath Florida"). The agreements provide for an annual salary of $255,000. Beginning in 1997, Dr. Levin was eligible to receive a bonus of up to $25,000 per year, subject to achievement of performance objectives of the Company. For the year ended December 31, 1997, Dr. Levin received a bonus equal to 15% of his base salary, which included a discretionary bonus based upon his achievement of mutually agreed upon objectives relating to the Company's performance. Upon termination by the Company other than for cause, Dr. Levin will receive his annual salary for one year.

         The Company entered into an employment agreement with Dr. Rosen as an Affiliated Physician as of June 30, 1996 in connection with the acquisition of FPA. Effective June 1, 1997, the Company entered into an additional agreement with Dr. Rosen pursuant to which Dr. Rosen became Vice President and Medical Director of AmeriPath and, accordingly amended his employment agreement with AmeriPath Florida. The agreements provide for an annual salary of $400,000, $80,000 of which is paid by AmeriPath and $320,000 of which is paid by AmeriPath Florida. Upon termination by the Company other than for cause, Dr. Rosen will receive his annual salary for one year. In connection with his employment as Vice President and Medical Director, the Company granted options to purchase 25,000 shares of Common Stock.

         In addition to their roles as executive officers and directors of the Company, Drs. Levin, Kilpatrick and Rosen are also Affiliated Physicians and have entered into separate employment agreements with AmeriPath Florida that govern their relationship with the Company as Affiliated Physicians. These agreements have terms of five years and provide for annual base salaries of $100,000 $255,000 and $320,000 respectively. Each employment agreement provides for a covenant not to compete during such Affiliated Physicians' employment with a subsidiary of AmeriPath and for a period of two years thereafter.

         Pursuant to their respective employment agreements, Drs. Levin, Rosen and Kilpatrick have agreed to devote their full business time to providing services to the Company. The Company expects that Dr. Levin will devote the majority of his professional time to his responsibilities as Chief Operating Officer, with the balance of his professional time being devoted to his activities as an Affiliated Physician. The Company expects that Dr. Rosen will devote approximately 30% of his professional time to his responsibilities as Vice President and Medical Director, with the balance of his professional time being devoted to his activities as an Affiliated Physician.

         Certain executive officers hold options to purchase Common Stock granted under the Company's 1996 Amended and Restated Stock Option Plan ("Option Plan"). Such options become fully exercisable upon: (i) a merger, consolidation, reorganization, liquidation, or dissolution in which the Company does not survive; (ii) a sale, lease ,exchange or other disposition of all or substantially all of the Company's property or other assets; (iii) certain specified changes in control of the Company.

LONG-TERM INCENTIVE AND PENSION PLAN

         The Company does not have any long-term incentive or pension plans.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In 1996, the Board of Directors established a Compensation Committee to administer the Option Plan consisting of Messrs. Roberts and Stamps. All compensation decisions affecting Mr. New were approved by the Company's directors, exclusive of Mr. New.

         In February 1996, Summit converted 120,004 shares of the Convertible Preferred Stock into 216,007 shares of Common Stock and then sold such shares to Mr. New for consideration of $450,000 pursuant to the terms of Mr. New's employment agreement. The consideration paid approximated the fair value of such shares on that date. In connection with the Company's initial public offering (the "IPO"), effective on October 22, 1997, Summit converted its shares of Convertible Preferred Stock into 5,344,816 shares of Common Stock and subsequently sold 404,040 shares of Common Stock in the IPO.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and the basis for their awards, stock option plans and other benefits. Each of the members of the Compensation Committee is an independent outside director of the Company.

         The three principal components of the Company's executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of the Company's Board of Directors and the Compensation Committee, which objectives include (i) attracting, retaining and motivating qualified management, (ii) recognizing individual initiative and achievement, (iii) rewarding management for short and long term accomplishments and (iv) aligning management compensation with the achievement of the Company's goals and performance.

         It is the Compensation Committee's view that senior executives' interests should complement those of the stockholders. Accordingly, it is anticipated that a substantial portion of senior executive compensation above a base salary will be provided through bonuses tied to certain indicators of Company performance and through the grant of stock options, thus creating incentives for executives to achieve long term Company objectives and increase stockholder value. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for comparable positions at similar companies of comparable sales and capitalization. Annual bonuses are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive and the responsibilities assumed by the executive.

         The Compensation Committee has reviewed the Company's existing management compensation programs and has consulted with the CEO to evaluate the Company's current compensation programs and agrees that they fit with the philosophy of the Compensation Committee. Additionally, the Compensation Committee has made certain recommendations for the present year regarding evaluation criteria in connection with the Company's management incentive programs.

EXECUTIVE OFFICER COMPENSATION

         The determination of executive officer compensation by the Compensation Committee was made after a review and consideration of a number of factors, including each executive's level of responsibility and commitment, level of performance (with respect to specific areas of responsibility and on an overall basis), past and present contribution to and achievement of Company goals and performance, compensation levels at comparable companies and historical compensation levels.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The principal factors considered by the Board of Directors in determining the 1997 salary and bonus for James C. New, the President and Chief Executive Officer of the Company, included the factors described in the preceding paragraph and an analysis of the compensation of chief executive officers of comparable public companies similar in size and capitalization to the Company, and it was the view of the Board of Directors that James C. New's 1997 compensation was reasonable in comparison.

STOCK OPTIONS

         In 1996, the Company's stockholders and the Board of Directors adopted the Company's 1996 Director Option Plan, pursuant to which 180,000 shares of common stock are reserved for issuance upon exercise of stock options. In addition, in 1996 the Company's stockholders and Board of Directors adopted the Company's Stock Option Plan, under which 2,200,000 shares of Common Stock are reserved for issuance upon exercise of stock options.

POLICY ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         In December 1993, the Internal Revenue Service issued regulations concerning compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) generally disallows a public company's deduction for compensation in excess of $1.0 million per year to the Company's Chief Executive Officer or any one of the four most highly compensated executive officers unless certain requirements are met and have been disclosed to stockholders and approved by a majority of the vote in a separate stockholder vote before the payment of such compensation. While the tax impact of any compensation is one factor to consider, such impact is evaluated in light of the Compensation Committee's overall compensation philosophy. The Compensation Committee intends to establish executive officer compensation programs which will maximize the Company's deduction if the Compensation Committee determines that such actions are consistent with its philosophy and in the best interests of the Company and its stockholders.

                                     THOMAS S. ROBERTS
                                     E. ROE STAMPS, IV
                                     AS MEMBERS OF THE
                                     COMPENSATION COMMITTEE



                              CERTAIN TRANSACTIONS

         In connection with the Company's 1997 Acquisition in Texas, AmeriPath has agreed to nominate one of the sellers of such Practice, designated by such sellers and acceptable to AmeriPath, to the next available vacancy for inside directors on the Board of Directors of AmeriPath.

         Pursuant to the acquisition of Derrick, Drs. Levin and Kilpatrick each received in exchange for their interests in Derrick a Contingent Note in the maximum principal amount of $584,615. The Company paid $74,614 and $74,614 to Drs. Levin and Kilpatrick, respectively, in 1997 with respect to Contingent Note payments for operating earnings achieved in 1996.

         Pursuant to the acquisition of FPA, Dr. Rosen received a Subordinated
Note in the principal amount of $800,000 and a Contingent Note in the maximum principal amount of $1.3 million. During 1997, the Company paid Dr. Rosen $44,008 with respect to the Contingent Note for operating earnings achieved in 1996 and $160,000 pursuant to the Subordinated Note.

         Pursuant to Mr. New's purchase of 216,007 shares of Common Stock from Summit and Schroder, Mr. New borrowed $270,000 from the Company, payable in full on January 1, 2001, with interest accruing at 8% and payable currently. The loan is secured by a pledge of 126,000 shares of the Common Stock. The loan was repaid following the IPO.

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder return on The NASDAQ Stock Index and the NASDAQ Health Services Index commencing on October 22, 1997 (the first day the Common Stock began trading on The NASDAQ Stock Market) and ended December 31, 1997. The beginning price of the Company's Common Stock used in the graph for October 22, 1997 was $16.00, the initial public offering price. The closing price on October 22, 1997 was $19.75. The graph assumes a $100 investment on October 22, 1997 in each of Ameripath, Inc. Common Stock, the NASDAQ Stock Market Index and the NASDAQ Health Services Index.

GRAPH DOLLAR VALUES                        10/22/97         10/31/97         11/30/97         12/31/97
-------------------                        --------         --------         --------         --------
AmeriPath, Inc.                             100.00           103.13            104.69          106.25
NASDAQ Health Services Index                100.00            90.32             86.37           86.86
NASDAQ Market Index                         100.00            93.38             93.84           92.38


SECTION 16(a) COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's outstanding shares of Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the Commission regulation to furnish the Company with copies of all such reports that they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners have been complied with.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The firm of Deloitte & Touche LLP, independent public accountants, served as the Company's independent public accountants for the year ended December 31, 1997. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1998. One or more representatives of Deloitte & Touche LLP, who are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

                                 OTHER BUSINESS

         The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a stockholder intending to present a proposal to be included in the Company's proxy statement for the Company's 1999 Annual Meeting of Stockholders must deliver a proposal in writing to the Company's principal executive offices no later December 15, 1998.

                                         By Order of the Board of Directors,



                                         JAMES C. NEW
                                         President and
                                         Chief Executive Officer

Riviera Beach, Florida
April 14, 1998

                                                                      Appendix A

                                 AMERIPATH, INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF

                      THE BOARD OF DIRECTORS OF THE COMPANY

         The undersigned, a stockholder of AMERIPATH, INC., a Delaware corporation (the "Company"), hereby appoints James C. New and Robert P. Wynn, and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of common stock of the Company owned of record by the undersigned at the close of business on April 7, 1998 at the Annual Meeting of Stockholders of the Company to be held on May 8, 1998 at the Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida at 11:00 a.m., local time, and at any adjournments or postponements thereof.

                         (To be Signed on Reverse Side)

                 Please Detach and Mail in the Envelope Provided

A [X] Please mark your votes as in this example.

The Board of Directors recommends a vote FOR election of all Director Nominees listed in proposal 1 below, and FOR approval of proposal 2 below.

                                         VOTE FOR all
                                         nominees listed             WITHOLD
                                        except as marked           AUTHORITY
                                         to the contrary          VOTE for all
                                         below (if any)             nominees


1. ELECTION OF DIRECTORS                     [ ]                       [ ]

Nominees:           James C. New
                    E. Roe Stamps, IV

INSTRUCTION: To withhold authority to vote for any nominee(s), write that nominee's name in the space provided below:



-----------------------------

2. Ratify the reappointment of Deloitte & Touche LLP as the Company's independent public accountants.

   [ ] FOR          [ ] AGAINST           [ ] ABSTAIN


3. The proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

         The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting and Proxy Statement for the 1998 Annual Meeting and (2) the Company's 1997 Annual Report to Shareholders.


(Signature)               (Signature if held jointly)            Date:    , 1998
           ---------------                           ------------     ----

     IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.




                                      -19-